UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2013

M/I HOMES, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-12434	31-1210837
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3 Easton Oval, Suite 500, Columbus, Ohio	43,219
(Address of principal executive offices)	(Zip Code)

(614) 418-8000
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
On July 18, 2013, M/I Homes, Inc. (the “Company”) entered into a new three-year unsecured revolving credit facility (the “Credit Facility”) with PNC Bank, National Association, as administrative agent, and eight other lenders. The Credit Facility provides for an aggregate commitment amount of $200 million, including a $100 million sub-facility for letters of credit. In addition, the Credit Facility has an accordion feature under which the Company may increase the aggregate commitment amount of the Credit Facility up to $225 million in the aggregate, subject to certain conditions, including obtaining additional commitments from existing or new lenders. The Credit Facility matures on July 18, 2016. Borrowings under the Credit Facility are at the Alternate Base Rate plus 2.25% or at the Eurodollar Rate plus 3.25%. Borrowings under the Credit Facility are unsecured and availability is subject to, among other things, a borrowing base.

The Company's obligations under the Credit Facility are guaranteed by all of the Company's subsidiaries (the “Guarantors”), with the exception of subsidiaries that are primarily engaged in the business of mortgage financing, title insurance or similar financial businesses relating to the homebuilding and home sales business, certain subsidiaries that are not 100%-owned by the Company or another subsidiary and other subsidiaries designated by the Company as Unrestricted Subsidiaries, subject to limitations on the aggregate amount invested in such Unrestricted Subsidiaries. The Guarantors as of July 18, 2013 are the same subsidiaries that guaranteed the Company's obligations under the Prior Credit Facility (as defined below).

The Credit Facility contains various representations, warranties and covenants that the Company considers customary for such facilities. The financial covenants contained in the Credit Facility include a minimum consolidated tangible net worth requirement, a minimum interest coverage ratio or liquidity requirement, and a maximum leverage ratio.

The Credit Facility also contains customary events of default, including: nonpayment of principal, interest and fees; defaults in the performance of covenants; inaccuracy of representations and warranties; material defaults on other agreements; and bankruptcy and other insolvency events.

Certain of the lenders party to the Credit Facility are letter of credit issuers under the Company's three separate secured letter of credit facilities or are lenders under M/I Financial Corp.'s mortgage warehousing agreement. In addition, certain of the lenders party to the Credit Agreement and their respective affiliates have in the past performed commercial banking, investment banking, underwriting and/or advisory services for the Company from time to time for which they have received customary fees and reimbursement of expenses, and may, from time to time, engage in transactions with and perform services for the Company for which they may receive customary fees and reimbursement of expenses.

The Credit Facility replaces the Company's $140 million secured revolving credit facility, dated June 9, 2010, among the Company, as borrower, PNC Bank, National Association, as administrative agent, and the other lenders party thereto, that was scheduled to mature on December 31, 2014 (as amended, the “Prior Credit Facility”). The Company had no borrowings under the Prior Credit Facility at the time it was replaced, and all letters of credit issued and outstanding under the Prior Credit Facility became part of the letter of credit sub-facility under the Credit Facility. The Company incurred no prepayment penalties in connection with the termination and replacement of the Prior Credit Facility.

The foregoing summary is qualified in its entirety by reference to the Credit Facility, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.  All capitalized terms not otherwise defined herein are as defined in the Credit Facility.
The Company also issued a press release on July 19, 2013 to announce its entry into the Credit Facility. A copy of the press release is attached hereto as Exhibit 99.1.
ITEM 1.02    TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

The information set forth above under Item 1.01 relating to the Company's termination of the Prior Credit Facility is hereby incorporated by reference into this Item 1.02.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information set forth above under Item 1.01 relating to the Company's entry into the Credit Facility is hereby incorporated by reference into this Item 2.03.
ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS.
(d)    Exhibits.

Exhibit No.	Description of Exhibit

10.1	Credit Agreement dated July 18, 2013 by and among M/I Homes, Inc., as borrower, the lenders party thereto and PNC Bank, National Association, as administrative agent.

99.1	Press Release dated July 19, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 19, 2013

M/I Homes, Inc.

By:	/s/Ann Marie W. Hunker
Ann Marie W. Hunker
Vice President, Controller
and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Credit Agreement dated July 18, 2013 by and among M/I Homes, Inc., as borrower, the lenders party thereto and PNC Bank, National Association, as administrative agent.

99.1	Press Release dated July 19, 2013.